Exhibit 99.1
Walmart Announces 3-for-1 Stock Split
Split aimed at helping associates take advantage of long-standing stock purchase benefits

BENTONVILLE, Ark., Jan. 30, 2024 – Walmart Inc. (NYSE: WMT) announced that it will conduct a split of its outstanding shares of common stock at a ratio of 3:1. The stock split is part of Walmart’s ongoing review of optimal trading and spread levels and its desire for its associates to feel that purchasing shares is easily within reach. More than 400,000 associates participate in Walmart’s Associate Stock Purchase Plan today, which allows eligible associates to buy stock conveniently through payroll deductions and provides a 15% company match on the first $1,800 each year.

“Sam Walton believed it was important to keep our share price in a range where purchasing whole shares, rather than fractions, was accessible to all of our associates,” said Doug McMillon, President and CEO of Walmart. “Given our growth and our plans for the future, we felt it was a good time to split the stock and encourage our associates to participate in the years to come. As Sam said, ‘We’re all in this together. That’s the secret.’”

For more than 60 years, Walmart has been focused on helping people save money and live better, including its 2.1 million associates worldwide. Walmart has focused on creating a path of opportunity for associates by offering good jobs and great careers, with continued investments in compensation, attractive healthcare, financial and educational benefits. As part of the benefits provided to its associates, Walmart has had an Associate Stock Purchase Plan for almost 30 years. Today’s stock split is just the latest action aimed at helping strengthen associates’ financial health.

The shares to be issued in the stock split will be payable after market close on Friday, Feb. 23, 2024, for shareholders of record at the close of business on Thursday, Feb. 22, 2024. Shareholders will receive a distribution of two additional shares of common stock for each share held. Walmart's common stock will begin trading on a post-split basis at the market open on Monday, Feb. 26, 2024, under the company's existing trading symbol “WMT.” The stock split and final ratio were approved by Walmart's board.

The company expects that the stock split will increase the number of shares of Walmart’s outstanding common stock from approximately 2.7 billion shares to approximately 8.1 billion shares.

As a result of the stock split, proportionate adjustments will be made to the number of shares of Walmart's common stock underlying the company's outstanding stock awards and warrants; the number of shares issuable under the company's equity incentive plans and other existing agreements, as well as the exercise or conversion price, as applicable; the company’s common stock dividend; and the company’s authorized buyback programs. The company anticipates filing a Form 8-K with the U.S. Securities and Exchange Commission after the effective date to report an amendment to the company’s Restated Certificate of Incorporation effecting the stock split and reflecting a proportionate adjustment to the total number of authorized shares of company common stock.

About Walmart Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better – anytime and anywhere – in stores, online, and through their mobile devices. Each week, approximately 240 million customers and members visit approximately 10,500 stores and numerous eCommerce websites in 19 countries. With fiscal year 2023 revenue of $611 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting https://corporate.walmart.com, on Facebook at https://facebook.com/walmart, on X (formerly known as Twitter) at https://twitter.com/walmart, and on LinkedIn at https://www.linkedin.com/company/walmart/.